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                                                                  Exhibit (a)(2)

                          E-Mail from Douglas J. Bartek

From:        Bartek, Doug
Sent:        Wednesday, October 02, 2002 4:23 PM
To:          Texas; Illinois; Georgia; California; Alabama; Germany; Netherlands
Subject:     Info regarding regrant program

Please read the following letter (attachment titled Reprice Program.doc and Q/A (attachment titled QA-Repricing.doc) regarding a "Regrant Program" for current holders of Microtune options. More details will be explained in meetings to be held at each individual location or by telephone. The hard copy letter itself that will be mailed or handed out individually will have your current option information included. If you wish to see your option information earlier, you can always log onto the AST website and with your user-id and password look at your current options. This is a tremendous benefit that our Board of Directors has agreed to provide the employees of Microtune, and I encourage you to look over this carefully.

Doug Bartek

Attachments: QA-Repricing.doc
             Reprice Program.doc